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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 22/Amendment No. 34 to Registration Statement Nos. 033-47927/811-06025 on Form N-6 of our report dated March 24, 2008, relating to the financial statements of each of the Investment Divisions of Metropolitan Life Separate Account UL appearing in the Prospectus and Prospectus Supplement, which are part of such Registration Statement, and our report dated April 3, 2008, relating to the consolidated financial statements of Metropolitan Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for deferred acquisition costs, and for income taxes, as required by accounting guidance adopted on January 1, 2007, and changed its method of accounting for defined benefit pension and other postretirement plans, as required by accounting guidance adopted on December 31, 2006), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus, "Independent Registered Public Accounting Firm" in the Prospectus Supplement, and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 18, 2008